News Release

Firsthand Technology Value Fund Holding Hera Systems

Selected for U.S. Space Force Tetra-5 Program

San Jose, CA, August 26, 2022 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the "Fund"), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Hera Systems, a holding since 2015, has been selected to provide spacecraft and related capabilities to the Tetra-5 program for the U.S. Space Force.

The Tetra-5 program will develop and deploy a constellation of up to three prototype spacecraft to demonstrate key inspection and docking capabilities for on-orbit refueling and the use of next-generation autonomous collaboration techniques. The U.S. Space Force has awarded the contract to lead the Tetra-5 program to Orion Space Solutions with support from Hera Systems. The contract award, if all options are exercised, is valued at up to $44.5 million.

Under its agreement with Orion Space Solutions, Hera Systems will provide the advanced spacecraft, mission unique software, and associated digital twin support for the Tetra-5 constellation, which will operate in Geostationary Earth Orbit (GEO). For more information, please visit Hera Systems' website at https://www.herasys.com.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

# # #

News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund's investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund's public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results. Announced acquisition transactions about the Fund's holdings, such as provided above, do not provide any indication about whether any other Fund holding will be acquired for a profit or otherwise will become a profitable investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund's historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund's investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com